FIRST COLORADO BANCORP, INC.

                                   EXHIBIT 11
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                           For the three months            For the nine months
                                                           Ended September 30,             Ended September 30,
                                                          1997           1996            1997           1996
                                                      ------------   ------------    ------------   ------------
Net earnings (loss) (000's)                           $      5,180   $       (172)   $     14,020   $      9,092
                                                      ============   ============    ============   ============

Weighted average shares outstanding                     15,453,578     18,253,696      15,647,061     18,678,116

Common stock equivalents due to dilutive
         effect of stock options                           502,285        225,905         502,285        225,905
                                                      ------------   ------------    ------------   ------------

Total weighted average common shares
         and equivalents outstanding                    15,955,863     18,479,601      16,149,346     18,904,021
                                                      ============   ============    ============   ============

Primary earnings (loss) per share                     $       0.32   $      (0.01)   $       0.87   $       0.48
                                                      ============   ============    ============   ============


Weighted average shares outstanding
                                                        15,453,578     18,253,696      15,647,061     18,678,116

Common stock  equivalents due to dilutive
  effect of stock options using end of
  period  market  value  versus  average
  market  value for  period  when utilizing
  the treasury stock method regarding stock options        630,095        350,731         630,095        350,731
                                                      ------------   ------------    ------------   ------------

Total weighted average common shares and
         equivalents outstanding for fully diluted
         computation                                    16,083,673     18,604,427      16,277,156     19,028,847
                                                      ============   ============    ============   ============

Fully diluted earnings (loss) per share               $       0.32   $      (0.01)   $       0.86   $       0.48
                                                      ============   ============    ============   ============



Earnings per share of common stock for the three and nine month periods ended September 30, 1997 and September 30, 1996 has been determined by dividing net income for the period by the weighted average number of shares of common stock outstanding, net of unearned ESOP shares of 1,072,303 and 1,206,341, respectively.